Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, October 30, 2013

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2013 RESULTS

Cleveland, Ohio, Wednesday, October 30, 2013 - NACCO Industries, Inc. (NYSE: NC) today announced income from continuing operations of $12.3 million, or $1.54 per diluted share, and revenues of $228.6 million for the 2013 third quarter, compared with income from continuing operations of $10.4 million, or $1.23 per diluted share, and revenues of $210.1 million in the third quarter of 2012.
The Company reported income from continuing operations for the nine months ended September 30, 2013 of $21.9 million, or $2.67 per diluted share, and revenues of $620.7 million compared with income from continuing operations of $18.5 million, or $2.21 per diluted share, and revenues of $555.2 million for the first nine months of 2012.
As a result of NACCO's spin-off of its materials handling subsidiary in September 2012, the attached financial statements and related 2012 financial information in this news release have been reclassified to reflect the materials handling subsidiary's operating results as discontinued operations.
Consolidated EBITDA from continuing operations for the third quarter of 2013 and the trailing twelve months ended September 30, 2013 was $22.6 million and $89.1 million, respectively. EBITDA from continuing operations in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to the non-GAAP results, see page 12.
The Company's cash position was $79.4 million as of September 30, 2013 compared with $139.9 million as of December 31, 2012 and $155.7 million as of September 30, 2012. Debt as of September 30, 2013 was $174.8 million compared with $177.7 million as of December 31, 2012 and $207.3 million as of September 30, 2012.
As of September 30, 2013, NACCO has repurchased approximately 570,400 shares for an aggregate purchase price of $32.6 million, including $27.4 million of stock purchased during the nine months ended September 30, 2013 as part of the stock repurchase program the Company announced in November 2011, which permits the repurchase of up to $50 million of the Company's outstanding Class A common stock.

NACCO and Subsidiaries Consolidated Third Quarter Highlights
Key perspectives on NACCO's third quarter results are as follows:

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North American Coal's third quarter 2013 net income decreased to $7.8 million from $8.1 million in the third quarter of 2012. The decrease was primarily the result of the absence of a $3.3 million pre-tax gain on the sale of a dragline recognized in the third quarter of 2012, a net loss of $3.0 million at Reed Minerals in the third quarter of 2013 and higher income tax expense, partially offset by lower selling, general and administrative expenses, improved results at the Mississippi Lignite Mining Company and higher royalty income.

•
Hamilton Beach's net income increased to $7.4 million in the third quarter of 2013 from $5.2 million in the third quarter of 2012 primarily due to increased sales and a $1.6 million pre-tax reduction in environmental remediation expense, partially offset by higher selling, general and administrative expenses.

•
Kitchen Collection's third quarter 2013 net loss increased to $2.8 million from a net loss of $1.2 million in the third quarter of 2012 primarily as a result of lower sales and operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores, losses at newly opened stores and a lower effective income tax rate in 2013 compared with 2012, which resulted in a lower tax benefit from the operating loss.

•
NACCO and Other, which includes parent company operations, had a loss from continuing operations of $1.1 million in the third quarter of 2013 compared with a loss from continuing operations of $1.0 million in the third quarter of 2012.

•
In the third quarter of 2013, the Company recorded a $1.1 million interim tax benefit in eliminations compared with a $0.8 million interim tax provision in the third quarter of 2012 to adjust to its overall consolidated effective tax rate.

Detailed Discussion of Results

North American Coal - Third Quarter Results
North American Coal had net income for the third quarter of 2013 of $7.8 million and revenues of $52.9 million compared with net income of $8.1 million and revenues of $38.0 million for the third quarter of 2012.
North American Coal's deliveries for the third quarters of 2013 and 2012 are as follows:

	2013	2012
Coal deliveries (tons)	(in millions)
Consolidated mines	1.2	1.1
Unconsolidated mines	6.7	6.5
Total coal deliveries	7.9	7.6
Limerock deliveries (cubic yards)	4.9	4.9
Revenues increased in the third quarter of 2013 compared with the third quarter of 2012 primarily due to the Reed Minerals acquisition, which occurred on August 31, 2012. Reed Minerals contributed $18.6 million to revenues during the third quarter of 2013 compared with $7.7 million for the one month ended September 30, 2012. An increase in reimbursable costs at the limerock dragline mining operations, higher deliveries at the Mississippi Lignite Mining Company due to increased customer requirements and higher royalty income also contributed to the improvement in third quarter 2013 revenues.
Net income in the third quarter of 2013 decreased compared with the third quarter of 2012. The decline was primarily the result of the absence of a $3.3 million pre-tax gain on the sale of a dragline recognized in the third quarter of 2012, a net loss of $3.0 million at Reed Minerals in the third quarter of 2013 and higher income tax expense resulting from a shift in mix of taxable income towards entities with higher estimated effective income tax rates. Lower selling, general and administrative expenses, improved results at the Mississippi Lignite Mining Company and higher royalty income partially offset the decline in net income. The loss at Reed Minerals was the result of lower than expected sales partially due to lower demand for higher-quality metallurgical coal, higher mining costs and an increase in royalty expense. The higher mining costs are attributable to the unexpected thinning of a coal seam in an isolated area, substantial one-time costs associated with the development of a new mining area and current mining restrictions, which have significantly increased hauling distances and reduced overburden removal and equipment productivity. Selling, general and administrative expenses decreased significantly in the third quarter of 2013 compared with 2012 as a result of lower professional fees and employee-related costs, primarily related to the Reed Minerals acquisition in 2012, as well as a $1.6 million pre-tax pension curtailment gain recognized in the third quarter of 2013.
For the nine months ended September 30, 2013, North American Coal reported net income of $26.3 million and revenues of $147.6 million compared with net income of $24.5 million and revenues of $81.5 million for the first nine months of 2012. The 2013 financial results include $55.8 million of revenues from the Reed Minerals operations compared with $7.7 million in 2012.

North American Coal - Outlook
North American Coal expects improved operating performance at its coal mining operations in the fourth quarter of 2013 and in 2014. Steam coal tons delivered in the fourth quarter of 2013 and in 2014 are expected to increase over the prior year periods at the unconsolidated mining operations provided customers achieve currently planned power plant operating levels for the remainder of 2013 and in 2014. Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and is expected to maintain similar levels of quarterly production in the fourth quarter of 2013 and in 2014, with full production levels expected to be reached in late 2015 or early 2016. Liberty Fuels also commenced production of lignite coal in 2013 for Mississippi Power Company's new Kemper County Energy Facility. Production levels are expected to increase gradually from 1 to 2 million tons in 2014 to full production of approximately 4.7 million tons of lignite coal annually in 2019. The Kemper County project has announced a start-up delay for the power plant. North American Coal is currently evaluating the impact of this delay on its forecasted 2014 results but, based on the most recent information, the delay is not expected to have a material effect.
At the consolidated mining operations, deliveries at Mississippi Lignite Mining Company are expected to be higher in the fourth quarter of 2013 compared with the fourth quarter of 2012, but slightly lower in 2014 compared with the prior year period as a result of a planned outage at the customer's power plant. Deliveries at the Mississippi Lignite Mining Company are expected to increase over the longer term as a result of recently implemented and anticipated operational improvements at the customer's power plant. Coal tons sold by Reed Minerals in the fourth quarter of 2013 are expected to be comparable to the fourth quarter of 2012, increase slightly over the third quarter of 2013 and increase in 2014 compared with 2013. Overall Reed Minerals fourth quarter 2013 operating results are expected to improve slightly compared with the third quarter of 2013 as a result of the expected increase in tons sold, provided the mining restrictions can be appropriately resolved, but still result in an operating loss since operating costs are expected to be comparable to the third quarter costs. Post-acquisition productivity improvements which increase mining efficiencies are expected in 2014 and, along with the resolution of the mining restrictions, are expected to move 2014 results toward break-even compared with the expected 2013 loss. Also, limerock deliveries in the fourth quarter of 2013 and in 2014 are expected to be lower than the comparable prior year periods as customer requirements are expected to decline. Royalty and other income is expected to be lower in the remainder of 2013 compared with the fourth quarter of 2012 and significantly lower in 2014 compared with 2013.
Unconsolidated mines currently in development are expected to continue to generate modest income in the remainder of 2013 and in 2014. The three mines in development are not expected to be at full production for several years. In the first quarter of 2013, mining permits needed to commence mining operations were issued for the Caddo Creek Resources Company and the Camino Real Fuels projects in Texas. Caddo Creek expects to begin making initial coal deliveries in 2015.

Camino Real Fuels expects initial deliveries in the latter half of 2015, and expects to mine approximately 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a lignite mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in the fourth quarter of 2013 and in 2014. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the anticipated construction of a new mine.
Overall, North American Coal expects 2013 fourth quarter net income to be comparable to 2012 fourth quarter net income. Lower operating expenses and favorable operating results at the Mississippi Lignite Mining Company are expected to offset the absence of pre-tax gains from asset sales of approximately $1.4 million recognized during the fourth quarter of 2012 and an anticipated fourth quarter operating loss at Reed Minerals. Net income in 2014 is expected to decline moderately compared with 2013 as improvements at Reed Minerals are expected to be more than offset by a decline in royalty income and fewer deliveries at the Mississippi Lignite Mining Company. Cash flow before financing activities for 2013 is expected to improve over 2012, but remain negative, due to anticipated increases in capital expenditures at the Mississippi Lignite Mining Company and at the Reed Minerals operations. The capital expenditures associated with the Reed Minerals operations are part of the Reed Minerals acquisition plan to improve mining efficiencies by reducing costs and increasing production capacity. Cash flow before financing activities in 2014 is expected to be significantly higher than 2013.
Over the longer term, North American Coal's goal is to increase earnings of its unconsolidated mines by approximately 50% over the next five years through the development and maturation of its new mines and normal escalation of contractual compensation at its existing mines. Also, North American Coal has a goal of at least doubling the earnings contribution from its consolidated mining operations due to benefits from recently implemented and anticipated operational improvements at the Mississippi Lignite Mining Company's customer's power plant and from the company's execution of its long-term plan at the Reed Minerals operations. The company views its acquisition of Reed Minerals as the first step in a metallurgical coal strategic initiative which includes significantly increased volume.
North American Coal also expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal-to-chemicals, coal gasification, coal drying and other clean coal technologies. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects, particularly in India.

Hamilton Beach - Third Quarter Results
Hamilton Beach reported net income of $7.4 million and revenues of $134.1 million for the third quarter of 2013, compared with net income of $5.2 million and revenues of $124.8 million for the third quarter of 2012.
Revenues increased in the third quarter of 2013 compared with the third quarter of 2012 primarily due to an increase in sales volumes of products with higher price points and new products, mainly in the U.S. consumer and Canadian retail markets and in the commercial market. The improvement in revenue was partially offset by lower sales volumes in its international consumer markets.
Operating profit and net income increased in the third quarter of 2013 compared with the 2012 third quarter primarily as a result of an increase in sales of higher-margin products and a $1.6 million pre-tax reduction in environmental remediation expense, partially offset by lower prices on comparable products sold. The reduction in the environmental remediation expense is the result of a third-party's commitment to share in anticipated remediation costs for former manufacturing locations. Higher selling, general and administrative expenses, mainly due to higher employee-related costs, and additional costs incurred to execute Hamilton Beach's five strategic initiatives also partially offset the improvement in operating profit and net income.
For the nine months ended September 30, 2013, Hamilton Beach reported net income of $10.9 million and revenues of $354.9 million compared with net income of $8.4 million and revenues of $340.4 million for the first nine months of 2012.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in the remainder of 2013 and in 2014. Nevertheless, Hamilton Beach expects sales volumes to grow more favorably than the market due to increased promotions and placements in the fourth quarter of 2013 in comparison with the fourth quarter of 2012 and improved placements and sales volumes in 2014 compared with 2013. Hamilton Beach's international and commercial product markets are anticipated to grow in the remainder of 2013 and in 2014 compared with the comparable prior periods.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects The Scoop®, introduced in late 2011, and the FlexBrewTM launched in late 2012, to continue to gain market position as broader distribution is attained over time. The company is continuing to introduce innovative products in several small appliance categories. In the first quarter of 2013, Hamilton Beach launched the Hamilton Beach® Breakfast Sandwich Maker, which continues to gain market attention. These products, as well as other new product introductions in the pipeline for the fourth quarter of 2013 and for 2014, and expected key placements and promotions for the holiday-selling season, are expected to affect both revenues and operating profit positively. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects an increase in revenues in the fourth quarter of 2013, provided consumer spending is at expected fourth quarter levels, and in 2014 compared with the respective prior year periods.
Overall, Hamilton Beach expects fourth quarter 2013 net income to be comparable to the fourth quarter of 2012 as anticipated increases in operating profit from higher revenues are expected to be offset by planned increases in operating expenses to support Hamilton Beach's strategic initiatives and its promotional programs. Full year 2014 net income is expected to improve slightly over 2013 as a result of increased sales volumes attributable to the continued implementation and execution of Hamilton Beach's strategic initiatives, offset by the costs to implement these initiatives and by the related promotional costs. Product and transportation costs, as well as currency translation changes, are currently expected to be modestly higher in the fourth quarter of 2013 than in the fourth quarter of 2012. These items are also expected to increase modestly in 2014 compared with 2013. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs increase more than anticipated. Hamilton Beach expects 2013 cash flow before financing activities to be slightly lower than 2012. Cash flow before financing activities in 2014 is expected to be moderately lower than 2013.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic volume growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best in class retailer support and increased consumer content and engagement, (3) achieving further penetration of the global Commercial market through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings designed specifically for the needs of these markets and expanding its distribution channels and sales and marketing capabilities and (5) entering the "only the best" market with a strong brand and broad product line. During the first nine months of 2013, Hamilton Beach continued to make strides in the execution of its strategic initiatives and expects to continue to do so over the remainder of 2013 and in 2014.

Kitchen Collection - Third Quarter Results
Kitchen Collection reported a net loss of $2.8 million and revenues of $42.6 million for the third quarter of 2013 compared with a net loss of $1.2 million and revenues of $48.2 million for the third quarter of 2012.
The decline in Kitchen Collection's revenues was primarily the result of the loss of sales from the closure of unprofitable Le Gourmet Chef® and Kitchen Collection® stores since September 30, 2012 and a decrease in comparable store sales at both the Kitchen Collection® and Le Gourmet Chef® stores. The decline in comparable store sales was predominantly due to a decrease in customer visits and store transactions, partially offset by improvements in the average sales transaction value. The decline in revenue was partially offset by sales at newly opened Kitchen Collection® stores.
At September 30, 2013, Kitchen Collection® operated 258 stores compared with 264 stores at September 30, 2012. Le Gourmet Chef® operated 36 stores at September 30, 2013 compared with 55 stores at September 30, 2012. At year-end 2012, Kitchen Collection® and Le Gourmet Chef® operated 261 and 51 stores, respectively.
The increase in Kitchen Collection's third quarter 2013 net loss was primarily the result of lower operating margins at both Kitchen Collection® and Le Gourmet Chef® comparable stores mainly caused by lower sales and a shift in mix toward lower margin product categories, seasonal losses at newly opened stores and a lower quarterly effective income tax rate in 2013 compared with 2012, which resulted in a lower tax benefit from the operating loss.
For the nine months ended September 30, 2013, Kitchen Collection reported a net loss of $8.5 million and revenues of $120.7 million compared with a net loss of $7.2 million and revenues of $135.8 million for the first nine months of 2012.

Kitchen Collection - Outlook
The outlet mall retail market remains very challenging, especially in the housewares segment, and is expected to remain so for the remainder of 2013 and for 2014. Kitchen Collection believes the middle market consumer continues to have financial and economic concerns, and those concerns are expected to limit consumer spending levels of Kitchen Collection's target customer in the fourth quarter of 2013 and in 2014. While Kitchen Collection expects to add 20 Kitchen Collection® stores during the fourth quarter of 2013, the company expects to end the year with a lower number of stores than in 2012 and expects to maintain a lower number of stores throughout much of 2014 compared with 2013 as a result of closing a number of stores during the first quarter of 2014. As a result, Kitchen Collection expects revenues for the fourth quarter of 2013 and for 2014 to decrease compared with the prior year periods.
Overall, Kitchen Collection expects a modest increase in 2013 fourth quarter net income compared with the fourth quarter of 2012 primarily from enhanced margins resulting from further refinements of promotional offers and merchandise mix in both store formats, and from closure of stores with store operating losses. However, these improvements will depend on improved mall traffic compared with earlier in 2013 and are still not expected to offset fully the losses from the first nine months of the year. As a result, Kitchen Collection expects a loss for the 2013 full year. The net effect of closing a number of stores early in 2014 and the anticipated opening of new stores during the second half of 2014 is expected to contribute to improved results of around break-even in 2014. Nevertheless, a shift in sales mix from higher-margin gadgets to lower-margin electrics is expected to continue to affect operating margins negatively. Kitchen Collection is focused on driving consumer interest back toward the higher-margin products and expects to continue to make improvements in store formats and layouts, and promotional offers and merchandise mix, at both the Kitchen Collection® and Le Gourmet Chef® stores to improve product mix. Cash flow before financing in 2013 is expected to be lower than 2012, but improve in 2014 compared with 2013.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a sound store portfolio. Kitchen Collection expects to accomplish this by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. The company will also continue to evaluate and, as lease contracts permit, close or restructure leases for underperforming and loss-generating stores over the next few years. In the near term, Kitchen Collection expects to concentrate its growth on increasing the number of Kitchen Collection® stores, with new stores expected to be located in sound positions in strong outlet malls.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, October 31, 2013 at 9:30 a.m. eastern time. The call may be accessed by dialing (888) 680-0890 (Toll Free) or (617) 213-4857 (International), Pass code: 19694695, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 7, 2013. The online archive of the broadcast will be available on the NACCO Industries website.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:

North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) changes in health care benefits that could adversely affect costs or required staffing levels.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation, NACCO's predecessor company, mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. North American Coal celebrated 100 years in business on February 18, 2013. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef®

store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(In thousands, except per share data)

Revenues	$228,614	$210,067	$620,683	$555,181
Cost of sales	179,395	157,840	477,573	414,138
Gross profit	49,219	52,227	143,110	141,043
Earnings of unconsolidated mines	11,808	11,471	34,187	34,056
Operating expenses
Selling, general and administrative expenses	43,317	51,203	141,751	148,135
Amortization of intangible assets	1,076	767	2,736	1,840
(Gain) loss on sale of assets	(48)	(3,108)	303	(5,381)
	44,345	48,862	144,790	144,594
Operating profit	16,682	14,836	32,507	30,505
Other (income) expense
Interest expense	1,044	1,509	3,496	4,720
Income from other unconsolidated affiliates	(286)	(383)	(1,013)	(1,166)
Closed mine obligations	266	273	943	1,467
Other, net	174	(238)	517	229
	1,198	1,161	3,943	5,250
Income from continuing operations before income tax provision	15,484	13,675	28,564	25,255
Income tax provision	3,159	3,299	6,670	6,724
Income from continuing operations, net of tax	12,325	10,376	21,894	18,531
Income from discontinued operation, net of tax	—	27,728	—	66,535
Net income	$12,325	$38,104	$21,894	$85,066

Basic Earnings per Share:
Continuing operations	$1.54	$1.24	$2.68	$2.21
Discontinued operations	—	3.29	—	7.93
Basic earnings per share	$1.54	$4.53	$2.68	$10.14

Diluted Earnings per Share:
Continuing operations	$1.54	$1.23	$2.67	$2.21
Discontinued operations	—	3.29	—	7.91
Diluted earnings per share	$1.54	$4.52	$2.67	$10.12

Dividends per share	$0.2500	$0.5475	$0.7500	$1.6275

Basic Weighted Average Shares Outstanding	7,988	8,391	8,173	8,385
Diluted Weighted Average Shares Outstanding	7,996	8,409	8,193	8,401

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(In thousands)
Revenues
North American Coal	$52,870	$38,012	$147,584	$81,545
Hamilton Beach	134,099	124,820	354,901	340,436
Kitchen Collection	42,618	48,154	120,709	135,787
NACCO and Other	—	—	—	—
Eliminations	(973)	(919)	(2,511)	(2,587)
Total	$228,614	$210,067	$620,683	$555,181

Operating profit (loss)
North American Coal	$9,740	$8,632	$32,721	$29,712
Hamilton Beach	11,788	8,663	18,461	15,862
Kitchen Collection	(3,658)	(1,873)	(14,045)	(11,614)
NACCO and Other	(1,155)	(587)	(4,690)	(3,581)
Eliminations	(33)	1	60	126
Total	$16,682	$14,836	$32,507	$30,505

Income (loss) from continuing operations before income tax provision
North American Coal	$8,940	$8,102	$31,166	$28,530
Hamilton Beach	11,679	8,442	17,201	13,665
Kitchen Collection	(3,762)	(2,015)	(14,321)	(12,025)
NACCO and Other	(1,340)	(855)	(5,542)	(5,041)
Eliminations	(33)	1	60	126
Total	$15,484	$13,675	$28,564	$25,255

Income (loss) from continuing operations, net of tax
North American Coal	$7,794	$8,143	$26,337	$24,480
Hamilton Beach	7,427	5,206	10,913	8,447
Kitchen Collection	(2,822)	(1,208)	(8,492)	(7,214)
NACCO and Other	(1,137)	(997)	(4,188)	(4,164)
Eliminations	1,063	(768)	(2,676)	(3,018)
Total	12,325	10,376	21,894	18,531
Income from discontinued operations, net of tax	—	27,728	—	66,535
Net income	$12,325	$38,104	$21,894	$85,066

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
	Quarter Ended
	(In thousands)
	12/31/12	3/31/13	6/30/2013	9/30/2013	9/30/13 Trailing 12 Months
Net income	$23,633	$4,422	$5,147	$12,325	$45,527
Income from discontinued operations, net of tax	—	—	—	—	—
Income tax provision	9,141	1,415	2,096	3,159	15,811
Interest expense	1,357	1,304	1,148	1,044	4,853
Interest income	(3)	(6)	(6)	(78)	(93)
Depreciation, depletion and amortization expense	6,589	5,372	4,837	6,168	22,966
EBITDA from continuing operations*	$40,717	$12,507	$13,222	$22,618	$89,064

	Quarter Ended
	(In thousands)
	12/31/2011	3/31/2012	6/30/2012	9/30/2012	9/30/12 Trailing 12 Months
Net income	$54,353	$25,250	$21,712	$38,104	$139,419
Income from discontinued operations, net of tax	(24,438)	(20,538)	(18,269)	(27,728)	(90,973)
Income tax provision	10,925	2,038	1,387	3,299	17,649
Interest expense	1,931	1,707	1,504	1,509	6,651
Interest income	(77)	(79)	(70)	—	(226)
Depreciation, depletion and amortization expense	4,396	3,410	3,364	4,629	15,799
EBITDA from continuing operations*	$47,090	$11,788	$9,628	$19,813	$88,319

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines EBITDA as income before discontinued operations and income taxes, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

CONTRIBUTION FROM CONSOLIDATED MINES
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(In thousands)
Revenue - Consolidated Mines	$49,045	$35,247	$131,475	$73,708

Gross Profit - Consolidated Mines	$823	$4,102	$5,683	$10,962
Amortization of Intangibles	1,076	767	2,736	1,840
Contribution from Consolidated Mines*	$(253)	$3,335	$2,947	$9,122

RECONCILIATION TO NORTH AMERICAN COAL OPERATING PROFIT
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
	(In thousands)
Earnings of unconsolidated mines	$11,808	$11,471	$34,187	$34,056
Contribution from consolidated mines *	(253)	3,335	2,947	9,122
Contribution from royalty and other*	3,202	2,302	14,916	6,191
Total	$14,757	$17,108	$52,050	$49,369
Selling, general and administrative expenses	5,047	11,576	19,000	25,030
(Gain) loss on sale of assets	(30)	(3,100)	329	(5,373)
North American Coal Operating Profit	$9,740	$8,632	$32,721	$29,712

*Contribution in this press release is provided solely as a supplemental disclosure with respect to operating results. Contribution does not represent operating profit, as defined by U.S. GAAP and should not be considered as a substitute for operating profit or operating loss. Contribution is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)